UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.)*


                              ESSEX PROPERTY TRUST
                        ----------------------------------
                                (Name of Issuer)

                                    COMMON
                               -------------------
                         (Title of Class of Securities)

                                    297178105
                               --------------------
                                 (CUSIP Number)


             Date of Event which Requires Filing of this Statement

                                December 31, 2006
                               --------------------

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[x]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior coverage.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (12-02)

                                             Page 2 of 8 Pages

CUSIP No. 297178105
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cohen & Steers, Inc. 14-1904657
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            1,448,015
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             20,635
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             1,683,515
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       20,635
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,704,150
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.3%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                             Page 3 of 8 Pages

CUSIP No. 297178105
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cohen & Steers Capital Management, Inc.     13-3353336
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            1,448,015
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             1,683,515
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,683,515
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.3%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                             Page 4 of 8 Pages


 Schedule 13G (continued

CUSIP No. 297178105
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

    Houlihan Rovers SA
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [x]

-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Belgium
-------------------------------------------------------------------------------
    NUMBER        5)   SOLE VOTING POWER
    OF                 20,635
    SHARES        -------------------------------------------------------------
    BENEFICIALLY  6)   SHARED VOTING POWER
    OWNED BY           0
    EACH          -------------------------------------------------------------
    REPORTING     7)   SOLE DISPOSITIVE POWER
    PERSON             20,635
    WITH          -------------------------------------------------------------
                  8)   SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    20,635
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

    [ ]
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.09%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON


    IA
-------------------------------------------------------------------------------

                                              Page 4 of 7 Pages

Item 1.

        (a)  Name of Issuer:
             ESSEX PROPERTY TRUST

        (b)  Address of Issuer's Principal Executive Offices:
             925 EAST MEADOW DRIVE
             PALO ALTO, CA 94303

Item 2.

        (a)  Name of Persons Filing:
             Cohen & Steers, Inc.
             Cohen & Steers Capital Management, Inc.
             Houlihan Rovers, SA

        (b)  Address of Principal Business Office:
             280 Park Avenue
             New York, NY 10017

        (c)  Citizenship:
             Cohen & Steers, Inc: Delaware Corporations
             Cohen & Steers Capital Management, Inc: New York Corporation Houlihan Rovers SA: Belgium

        (d)  Title of Class Securities:
             Commmon

        (e)  CUSIP Number:
             297178105


Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a

            (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

            (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

            (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act

            (d)  [ ]  Investment Company registered under Section 8 of the
                      Investment Company Act

            (e)  [x]  An investment advisor in accordance with Section
                      240.13d-1(b)(1)(ii)(E)

            (f)  [ ]  An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F)

            (g)  [x]  A parent holding company or control person in accordance with Section 240.13d-l(b)(1)(ii)(G)

            (h)  [ ]  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3)

            (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(l)(ii)(J)

                                            Page 6 of 8 Pages


Item 4.    OWNERSHIP:

         (a) Amount Beneficially Owned as of December 31, 2006:

               See row 9 on cover sheet

         (b) Percent of Class:

               See row 11 on cover sheet


          (c) Number of shares as to which such person has:
                (i)   sole power to vote or direct the vote:
                         See row 5 on cover sheet

                (ii)  shared power to vote or direct the vote:
                         See row 6 on cover sheet

                (iii) sole power to dispose or to direct
                      the disposition of:
                          See row 7 on cover sheet

                (iv)  shared power to dispose or direct
                      the disposition of:
                          See row 8 on cover sheet


Item 5.  OWNERSHIP OF 5% OR LESS OF A CLASS
         N/A

Item 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON
         N/A

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

         Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc. an investment advisor registered under Section 203 of the Investment Advisers Act, and holds a 50% interest in Houlihan Rovers SA, an investment adviser registered under Section 203 of the Investment Advisers Act.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc. an investment advisor registered under Section 203 of the Investment Advisers Act, and holds a 50% interest in Houlihan Rovers SA, an investment adviser registered under Section 203 of the Investment Advisers Act.

                                              Page  7 of 8 Pages

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


Signature


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2007

                        Cohen & Steers, Inc.
                        Cohen & Steers Capital Management, Inc.
                        By:

                        /s/ Robert Steers
                        --------------------------------------------
                            Signature


                            Robert H. Steers, Co-Chairman and Co-CEO
                            Cohen & Steers Inc.
                            Cohen & Steers Capital Management, Inc.
                        --------------------------------------------
                            Name and Title


                        Houlihan Rovers SA
                        By:

                        /s/ Joseph Houlihan
                        --------------------------------------------
                            Signature

                            Joseph Houlihan, Managing Director
                            Houlihan Rovers SA
                        --------------------------------------------
                            Name and Title

                                             Page 8 of 8 Pages



                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a Statement on Schedule 13G including amendments thereto) with respect to the Common Shares of Essex Property Trust, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 13, 2007.

                        Cohen & Steers, Inc.
                        Cohen & Steers Capital Management, Inc.
                        By:

                        /s/ Robert Steers
                        ----------------------------------------------
                            Signature


                            Robert H. Steers, Co-Chairman and Co-CEO
                            Cohen & Steers Inc.
                            Cohen & Steers Capital Management, Inc.
                         ---------------------------------------------
                            Name and Title


                        Houlihan Rovers SA
                        By:

                        /s/ Joseph Houlihan
                        ---------------------------------------------
                            Signature

                            Joseph Houlihan, Managing Director
                            Houlihan Rovers SA
                        ---------------------------------------------
                            Name and Title